EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 33-60781) on Form S-8 of UniFirst Retirement Savings Plan of our report dated June 18, 2010, with respect to the statements of net assets available for benefits of UniFirst Retirement Savings Plan as of December 31, 2009, and the related statement of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2009 annual report on Form 11-K of UniFirst Retirement Savings Plan.

/s/ Sullivan Bille, P.C.
Tewksbury, Massachusetts
June 24, 2011